As filed with the Securities and Exchange Commission on May 4, 2018
Registration No. 333-195643

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NORWOOD FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2828306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

717 Main Street, Honesdale, Pennsylvania	18431
(Address of principal executive offices)	(Zip Code)

Norwood Financial Corp. 2014 Equity Incentive Plan, as amended
(Full Title of the Plan)

Lewis J. Critelli President and Chief Executive Officer 717 Main Street Honesdale, Pennsylvania 18431 (570) 253-1455
(Name, address and telephone number, including area code, of agent for service)

Copies to: James C. Stewart, Esq. Richard Fisch, Esq. Jones Walker, LLP 1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 (202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
This Post-Effective Amendment No. 1 shall become effective automatically upon the date of filing, in accordance with Rule 464 under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed by Norwood Financial Corp. (the "Registrant") to update the Registration Statement on Form S-8 to reflect an amendment of the Norwood Financial Corp. 2014 Equity Incentive Plan (the "Plan") approved by the Registrant's stockholders at the 2018 Annual Meeting of Stockholders held April 24, 2018 to make more of the Plan's currently reserved shares available for grants as restricted stock and to ease certain limits on grants of restricted stock to outside directors.  The amendment does not increase the aggregate number of shares of common stock reserved for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act") and the introductory note to Part I of Form S-8. Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.  These documents, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Norwood Financial Corp. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) from the Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The following documents filed by the Company are incorporated in this Registration Statement by reference (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission):

(a) The description of the Company's securities contained in the Company's Registration Statement on Form 10, as filed with the Commission on April 29, 1996 (Registration No. 0-28364) and any amendment or report filed thereafter for the purposes of updating such description;

(b) The Company's Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Commission on March 15, 2018; and

(c) Current Reports on Form 8-K filed with the Commission on January 16, 2018, January 25, 2018, March 16, 2018, April 20, 2018 and April 27, 2018.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company has authority under the Pennsylvania Business Corporation Law to indemnify its directors and officers to the extent provided in such statute.  The Company's Articles of Incorporation provide that the Company shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter.  In general, Pennsylvania law permits a Pennsylvania corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The provisions of the Pennsylvania Business Corporation Law that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Pennsylvania law.  In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.  The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Further, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Articles.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Honesdale in the Commonwealth of Pennsylvania, on the 4th day of May, 2018.

NORWOOD FINANCIAL CORP.
By:	/s/ Lewis J. Critelli
Lewis J. Critelli
President and Chief Executive Officer (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the 4th day of May, 2018.
/s/ Lewis J. Critelli	/s/ William W. Davis, Jr.*
Lewis J. Critelli President, Chief Executive Officer and Director (Principal Executive Officer)	William W. Davis, Jr. Director

/s/ Dr. Andrew A. Forte*	/s/ Susan Campfield*
Dr. Andrew A. Forte Director	Susan Campfield Director

Joseph W. Adams Director	Meg L. Hungerford Director

/s/ Ralph A. Matergia*	/s/ Dr. Kenneth A. Phillips*
Ralph A. Matergia Director	Dr. Kenneth A. Phillips Director

/s/ Kevin M. Lamont*	/s/ William S. Lance*
Kevin M. Lamont Director	William S. Lance Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*By: /s/ Lewis J. Critelli Lewis J. Critelli Attorney-in-fact

INDEX TO EXHIBITS

Exhibit	Description

4.1	Form of Common Stock Certificate (1)

5.1	Opinion as to legality

10.1	Norwood Financial Corp. 2014 Equity Incentive Plan, as amended

23.1	Consent of Jones Walker, LLP (included in their opinion filed as Exhibit 5.1)

23.2	Consent of S.R. Snodgrass, P.C.

24.1	Power of Attorney (included as part of signature page as originally filed)*

*     Previously filed
(1)   Incorporated herein by reference to Exhibit 4 to Form 10, Registration Statement initially filed in paper format with the Commission on April 29, 1996, Registration No. 0-28364.